Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

February 11, 2008

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Re:	Consent of Independent Petroleum Engineers

To whom it may concern:

MHA Petroleum Consultants hereby consents to the incorporation by reference in this registration statement relating to the registration of additional securities covered by registration statement No. 333-134911 of the references to our report relating to the proved oil and gas reserves of GMX Resources Inc. for the years ended December 31, 2006 and 2007, as the same will be amended as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 11, 2008, and to the reference to our firm as experts in such registration statements with respect to such reports.

Very truly yours,

/s/ John W. Arsenault

John W. Arsenault

Vice President

MHA PETROLEUM CONSULTANTS